Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2010, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2009 of CIRCOR International, Inc. and subsidiaries, which are incorporated by reference in this Amendment No. 1 to the Registration Statement and Prospectus. We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement and Prospectus of the aforementioned reports, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Boston, Massachusetts

December 3, 2010